SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

CHITTENDEN CORPORATION

(Exact name of Registrant as specified in charter)

Vermont	001-13769	03-0228404
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Burlington Square, Burlington, Vermont	05401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 660-1410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On October 18, 2006, the Board of Directors of Chittenden Corporation (the “Corporation”) amended and restated the Chittenden Corporation Deferred Compensation Plan (the “Plan”). The Plan is included as Exhibit 10.1 of this report. The Plan was amended and restated to comply with Internal Revenue Code Section 409A, effective January 1, 2005 and to allow certain executive Employees to participate in the Plan and make other changes effective January 1, 2007. The Plan was also renamed the Chittenden Corporation Deferred Compensation Plan. The Plan is intended to be a “plan” which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws

On October 18, 2006, the Corporation’s Board of Directors approved an amendment to the Corporation’s By-Laws. The amendment provides that the retirement age for members of the Board of Directors of the Corporation shall be increased from age 65 to age 70. The amended By-Laws are included as Exhibit 3(ii) of this report.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

3(ii)	Amended and Restated By-Laws of Chittenden Corporation (as amended).

10.1	Chittenden Corporation Deferred Compensation Plan (as amended and restated).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHITTENDEN CORPORATION
(Registrant)

BY:	/S/ F. Sheldon Prentice
Senior Vice President, General Counsel and Secretary

DATE: October 24, 2006

EXHIBIT INDEX

Exhibit Number	Description
3(ii)	Amended and Restated By-Laws of Chittenden Corporation (as amended).

10.1	Chittenden Corporation Deferred Compensation Plan (as amended and restated).